EXHIBIT 23(a)




       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in the Prospectus forming part of the Registration Statement on Form S-3, to be used in registering Debt Securities, Warrants to Purchase Debt Securities, Preferred Stock and Common Stock under the Act, of our reports dated January 11, 1995, on our audits of the consolidated financial statements and financial statement schedules of Aluminum Company of America and consolidated subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report is incorporated by reference or included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994. We also consent to the reference to us in such prospectus under the caption "Independent Public Accountants."


                               /s/ COOPERS & LYBRAND L.L.P.
Pittsburgh, Pennsylvania

June 6, 1995